Exhibit 10.1
May 20, 2025
Timothy C. Huffmyer

Dear Tim:
On behalf of Smith Micro Software, Inc. (“Smith Micro” or the “Company”) it is a pleasure to extend to you an offer of employment as Vice President, Chief Operating Officer and Chief Financial Officer. If you accept this offer, you will begin work on June 9, 2025 and report to Bill Smith, President and Chief Executive Officer of Smith Micro.
•This is a full-time, exempt position with an unreduced salary of $16,666.67 per semi-monthly pay period, or when annualized $400,000 per year. As discussed, our executive team is currently subject to a temporary 10% reduction in base salaries, which will remain in effect until such time as the Company’s CEO determines the Company’s financial results have improved to the extent to allow the reduction to be eliminated. As such, on your employment start date, your salary will be set at $15,000.00 per semi-monthly pay period, or when annualized $360,000 per year. Your salary will be increased to its unreduced level when the temporary salary reduction is lifted for executives generally. For the avoidance of doubt, the return to unreduced salary levels will be made on a go-forward basis and will not be retroactive to prior pay periods.
•Vacation accrual to begin at twenty-five (25) days annually and follow Company policy.
•Bonus Opportunity:
oYou will be eligible for a Discretionary Bonus of $40,000 per year, or $10,000 per quarter. This bonus is measured and paid quarterly and is a discretionary cash bonus. You are required to have active employment in good standing (i.e., continue to work productively and not resign or commit any act that would constitute “cause,” as determined by the Company) as of the last day of the last full payroll period each quarter to earn and receive payment. Your target bonus for 2025 will be prorated for your partial year of service.
oYou will be eligible to participate in Smith Micro’s Corporate Incentive Bonus program, and your annual target bonus amount under this program is $150,000, or $37,500 per quarter. Your actual bonus earned will be calculated and paid quarterly based upon the corporation’s achievement of set goals for revenue and operating expenses for the applicable quarter. Your target bonus for 2025 will be prorated for your partial year of service.
oAs we have discussed, these cash bonus programs are currently suspended, and in lieu of these bonuses the members of the Company’s executive team have received grants of restricted stock under the Company’s Amended and Restated Omnibus Equity Incentive Plan (as the same may be amended, the “Equity Plan”). You will receive a grant of restricted stock for your partial service in the second quarter of 2025 in lieu of these bonuses and may receive grants in lieu of cash bonuses for future periods if these bonus programs remain suspended.
•Equity:
oSign-on grant of 50,000 immediately vested shares pursuant to the Equity Plan.
Smith Micro Software, Inc. | 5800 Corporate Drive, 5th Floor, Pittsburgh, PA 15237, USA | phone: 412.837.5300 | www.smithmicro.com

May 20, 2025
Smith Micro Offer Letter – Timothy C. Huffmyer

oSubject to annual compensation committee approval and the availability of shares for issuance under the Equity Plan, targeted annual restricted stock award (RSA) grant of 125,000 restricted shares pursuant to the Equity Plan. RSAs are typically subject to time-based and performance-based vesting. For 2025, you will receive a prorated grant of 72,917 shares for your partial year of service.
oThe details, terms, and conditions of your grants, including vesting provisions as applicable, will be included in the applicable award agreement executed pursuant to the Equity Plan. The award agreement associated with your initial sign-on grant will be provided to you within 30 days of the date on which your employment with the Company begins.
Also, in accordance with the Smith Micro Employee Handbook, you will receive our standard benefits package, including medical, dental, vision, short-term disability, long-term disability and life insurance coverage. You will be eligible to participate in our 401(k) plan and in the other benefits offered to our employees generally for which you are eligible. Note that the precise benefits provided by the Company may change over time, at the Company's discretion. You will be notified of any changes no later than the date they become effective.
This offer of employment is not for any definite period and all employment with the Company is “at-will.” This means that it can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by the Company’s Chief Executive Officer.
This offer, and any employment pursuant to this offer, is conditioned upon the following:
•As authorized by you, the completion of a background check and pre-employment drug test with satisfactory results.
•As required by law, your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence working for the Company. Please let me know if you need a list of acceptable USCIS Form I-9 documentation.
•Your signed agreement to, and ongoing compliance with, the terms of our standard Employee Proprietary Information and Inventions Agreement without modification.
•Your return of a copy of this letter, after being signed by you without modification, as instructed no later than May 21, 2025, after which time this offer will expire. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company, as its employee. If you accept employment, you may not either bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by any company or entity.
If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your

May 20, 2025
Smith Micro Offer Letter – Timothy C. Huffmyer

employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by the Chief Executive Officer of the Company.
We look forward to you accepting this offer and a mutually rewarding relationship. As with any important decision, you should rely on your own independent investigation and judgment concerning the Company and its future prospects.
To indicate your acceptance of this offer, date, and sign in the space below.
We at Smith Micro look forward to working with you.
Sincerely,
/s/William W. Smith, Jr.
William W. Smith, Jr.
Chairman, President and Chief Executive Officer

I accept this offer of employment as outlined above:
/s/Timothy C. Huffmyer    May 21, 2025

Timothy C. Huffmyer Date